Exhibit 8.1
May 1, 2007
Board of Trustees
Colonial Properties Trust
2101 Sixth Avenue North, Suite 750
Birmingham, Alabama 35202
Ladies and Gentlemen:
          We have acted as tax counsel to Colonial Properties Trust, an Alabama real estate investment trust (the “Company”), in connection with its registration on Form S-3 (the “Registration Statement”) of 5,000,000 common shares of beneficial interest, par value $.01 per share, of the Company (the “Shares”), which may be issued from time to time in connection with the Company’s Direct Investment Program (the “Program”) as more fully described in the Company’s prospectus (the “Prospectus”) contained in the Registration Statement. In connection with the filing of the Registration Statement, we have been asked to provide you with an opinion regarding certain federal income tax matters related to the Company. Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with initial capitalized letters has the meaning given to such term in a letter from the Company to us dated as of the date hereof (the “Management Representation Letter”).
Basis for Opinion
          The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder (including proposed and temporary Treasury regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations of the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to changes (which may apply retroactively) that might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinions set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on

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May 1, 2007

the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.
          In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including (but not limited to) the following: (1) the Prospectus, (2) the Registration Statement, (3) the discussion under the heading “Material U.S. Federal Income Tax Considerations” included in the Form 8-K filed by the Company with the SEC on July 14, 2005 (the “Form 8-K”), (4) the Third Amended and Restated Agreement of Limited Partnership of Colonial Realty Limited Partnership (the “Operating Partnership”) dated as of October 19, 1999, as amended through the date hereof, (5) the Declaration of Trust of the Company, as amended through the date hereof (the “Declaration of Trust”), (6) the Agreement of Limited Partnership of Colonial Properties Services Limited Partnership (the “Management Partnership”) dated August 8, 1993, as amended through the date hereof; and (7) the Articles of Incorporation of Colonial Properties Services, Inc. (the “Management Corporation”), as amended through the date hereof. The opinions set forth in this letter also are premised on certain written representations made by the Company contained in the Management Representation Letter.
          For purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in the above referenced documents, including the Registration Statement and the Management Representation Letter. We consequently have relied upon the representations in the Management Representation Letter that the information presented in such documents or otherwise furnished to us is accurate and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. Finally, our opinion is limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked to address, any other tax matters relevant to the Company.
          Moreover, in connection with our opinion, we have assumed, with your consent:
          (1) that all of the representations and statements set forth in the documents (including, without limitation, the Registration Statement and the Management Representation Letter) we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Declaration of Trust, have been and will be performed or satisfied in accordance with their terms;
          (2) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

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          (3) that each of the Operating Partnership, Management Partnership and the Management Corporation has been and will continue to be operated in the manner described in the relevant partnership agreement, articles (or certificate) of incorporation or other organizational documents and in the Registration Statement and the Management Representation Letter;
          (4) that the Company is a validly organized real estate investment trust under the laws of the State of Alabama, each Taxable REIT Subsidiary is a validly organized and duly incorporated corporation under the laws of the state or country in which it is purported to be organized, and each of the partnerships or limited liability companies in which the Company, directly or indirectly, owns an interest (the “Partnership Subsidiaries”) is a duly organized and validly existing partnership or limited liability company, as the case may be, under the applicable laws of the state in which it is purported to be organized; and
          (5) from and after the date of this letter, the Company will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision allowing for the disposal of assets within 30 days after the close of a calendar quarter included in Section 856(c)(4) of the Code (flush language), and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available.
Opinion
          Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that for the taxable years ended December 31, 2000 through December 31, 2006, the Company has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Code, and the Company’s proposed method of operation and capital structure (as described in the Management Representation Letter and the Registration Statement) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2007, and thereafter.
          We assume no obligation to advise you of any changes in our opinions or of any new developments in the application or interpretation of the federal income tax laws subsequent to the date of this opinion letter. The Company’s qualification and taxation as a REIT under the Code will depend upon the ability of the Company to meet on an ongoing basis (through actual annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company utilizing all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and

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856(g) of the Code and the provision allowing for the disposal of assets within 30 days after the close of a calendar quarter included in Section 856(c)(4) of the Code (flush language), and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. We have not undertaken at this time to review the Company’s compliance with these requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.
More specifically, in order to qualify as a REIT, 75% of the Company’s total assets must be comprised of (or have been comprised of) “real estate assets” (as that term is used for purposes of Section 856(c) of the Code) and limited other assets specified in the Code as of the close of each calendar quarter of the Company’s taxable year, including the calendar quarter ending March 31, 2007, and at least 75% of the Company’s gross income for any taxable year for which it seeks to qualify as a REIT must be from certain specified “real estate” sources. The Company’s ability to comply with this requirement is entirely dependent on the Company owning (for U.S. federal income tax purposes) on the relevant dates “real estate assets” with an aggregate value equal to, or in excess of, 75% of its “total assets” and owning throughout the relevant taxable year assets that will produce sufficient “real estate” related and other “passive” gross income to satisfy the 75% and 95% gross income tests. The value of the assets that the Company will own at the close of the current calendar quarter and at the close of subsequent calendar quarters, cannot be known with certainty as of the date hereof. Similarly, the nature of the Company’s gross income for the current taxable year, cannot be known with certainty as of the date hereof. Moreover, as of the date hereof, we have not reviewed all assets that have been, are, or will be owned by the Company at the close of any calendar quarter, nor have we reviewed all of the gross income the Company has produced in prior years, or that it has produced to date or will produce in 2007. Accordingly, the accuracy of our opinion is entirely dependent on the Company’s representations contained in the Management Representation Letter regarding the past and anticipated future value and composition of its assets, and the nature and sources of its income.
          This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement, and to the reference to Hogan & Hartson L.L.P. under the caption “Legal Matters” in the Prospectus. In giving this

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consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P.